Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
SECOND QUARTER 2026 RESULTS

NEW YORK, N.Y., July 30, 2026 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the second quarter ended June 30, 2026.
Recent highlights for the Company’s Sphere segment include:
•In May, the Company announced with the Department of Culture and Tourism – Abu Dhabi that Yas Island has been selected as the location for Sphere Abu Dhabi, with construction expected to be completed by the end of 2029;
•The Company remains in discussions with a significant number of markets globally regarding additional large and smaller-scale Sphere venues, while plans to bring Sphere to National Harbor also continue to move forward;
•The Company announced the production of a new Sphere Experience – The Rocky Horror Picture Show at Sphere – based on the 1975 film, which is expected to open in 2027;
•In mid-June, The Wizard of Oz at Sphere, the Sphere Experience that opened in Las Vegas on August 28, 2025, surpassed $400 million in ticket sales with over three million total tickets sold;
•In July, the Company and Formula 1 Las Vegas Grand Prix announced a new five-year agreement, extending their partnership through 2030.
For the three months ended June 30, 2026, the Company reported revenues of $313.6 million, an increase of $31.0 million, or 11%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $61.3 million, an increase of $11.1 million, or 22%, and adjusted operating income of $50.9 million, a decrease of $10.5 million, or 17%, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “Today’s results reflect our continued execution in Las Vegas, as we remain on track to deliver substantial growth this calendar year. We are also advancing our long-term vision for a global network of Sphere venues, including in Abu Dhabi and National Harbor.”
Segment Results for the Three and Six Months Ended June 30, 2026 and 2025:

(In millions)	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2026	2025	$	%	2026	2025	$	%
Revenues:
Sphere	$226.4	$175.6	$50.8	29%	$492.3	$333.1	$159.2	48%
MSG Networks	87.3	107.1	(19.8)	(18)%	207.7	230.1	(22.4)	(10)%
Total Revenues	$313.6	$282.7	$31.0	11%	$700.1	$563.3	$136.8	24%
Operating (Loss) Income:
Sphere	$(69.6)	$(83.4)	$13.9	17%	$(94.5)	$(177.2)	$82.8	47%
MSG Networks	8.3	33.3	(25.0)	(75)%	40.4	48.4	(8.0)	(17)%
Total Operating Loss	$(61.3)	$(50.2)	$(11.1)	(22)%	$(54.1)	$(128.8)	$74.7	58%
Adjusted Operating Income:(1)
Sphere	$39.9	$24.9	$15.0	60%	$114.2	$38.1	$76.1	200%
MSG Networks	11.0	36.5	(25.5)	(70)%	46.7	59.3	(12.6)	(21)%
Total Adjusted Operating Income	$50.9	$61.5	$(10.5)	(17)%	$160.9	$97.4	$63.5	65%

Note: Does not foot due to rounding.
(1)See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the three months ended June 30, 2026, the Sphere segment reported revenues of $226.4 million, an increase of $50.8 million, or 29%, as compared to the prior year quarter.
Revenues related to The Sphere Experience increased $53.8 million as compared to the prior year quarter, which primarily reflected higher per-show revenue for The Wizard of Oz at Sphere. In the current year quarter, The Sphere Experience reflected 220 performances of The Wizard of Oz at Sphere as compared to 215 performances of Postcard from Earth and V-U2 An Immersive Concert Film in the prior year quarter.
Revenues from sponsorship, Exosphere advertising and suite license fees increased $10.5 million as compared to the prior year quarter due to higher Exosphere advertising revenues and, to a lesser extent, higher sponsorship revenues and suite license fee revenues.
Event-related revenues decreased $11.7 million as compared to the prior year quarter, primarily due to two fewer brand events held in the current year quarter, partially offset by higher revenues from concerts. The increase in revenues from concerts reflected the impact of six additional concert residency shows held at Sphere in Las Vegas during the current year quarter, offset by lower per-concert revenue due to the mix of concerts as compared to the prior year quarter.
For the three months ended June 30, 2026, the Sphere segment had direct operating expenses of $87.7 million, an increase of $11.4 million, or 15%, as compared to the prior year quarter. Expenses associated with The Sphere Experience increased $19.7 million as compared to the prior year quarter, primarily due to higher per-show expenses for The Wizard of Oz at Sphere. This increase was partially offset by a decrease in event-related expenses of $4.1 million as compared to the prior year quarter, primarily due to (i) two fewer brand events held in the current year quarter, partially offset by (ii) higher expenses from concerts, due to an increase in the number of concert residency shows held at Sphere in Las Vegas, partially offset by lower per-concert expenses.
For the three months ended June 30, 2026, selling, general and administrative expenses of $125.6 million increased $29.2 million, or 30%, as compared to the prior year quarter, primarily due to (i) the impact of mark-to-market adjustments on certain share-based compensation awards as a result of the appreciation in the Company’s stock price during the current year quarter, (ii) higher employee compensation and related benefits, (iii) higher professional fees, primarily due to an increase in litigation-related expenses associated with the merger of a subsidiary of the Company with MSG Networks Inc., partially offset by the absence of costs associated with pursuing a work-out of MSG Networks’ credit facilities in the prior year quarter.
For the three months ended June 30, 2026, operating loss of $69.6 million improved by $13.9 million, or 17%, as compared to the prior year quarter, primarily due to the increase in revenues and, to a lesser extent, the absence of impairment and other losses, net, partially offset by higher selling, general and administrative expenses and direct operating expenses. Adjusted operating income of $39.9 million increased $15.0 million, or 60%, as compared to the prior year quarter, primarily due to the increase in revenues, partially offset by higher selling, general and administrative expenses and direct operating expenses.
MSG Networks
For the three months ended June 30, 2026, the MSG Networks segment reported total revenues of $87.3 million, a decrease of $19.8 million, or 18%, as compared to the prior year quarter.
Distribution revenue decreased $13.7 million, primarily reflecting a decrease in total subscribers of approximately 16.5%.
Advertising revenue decreased $6.0 million as compared to the prior year quarter, primarily due to fewer live postseason professional sports telecasts.
For the three months ended June 30, 2026, direct operating expenses of $63.3 million increased $8.4 million, or 15%, as compared to the prior year quarter. Rights fees expense increased $9.2 million as compared to the prior year quarter, primarily reflecting (i) retroactive reductions in media rights fees for the 2024-25 NBA and NHL seasons recorded in the prior year quarter as a result of the amendments to MSG Networks’ media rights agreements with certain professional sports teams, partially offset by (ii) reductions resulting from fewer NBA and NHL games made available to MSG Networks for exclusive broadcast in the current year quarter. This increase was partially offset by other cost decreases.
For the three months ended June 30, 2026, selling, general and administrative expenses of $13.6 million decreased $3.0 million, or 18%, as compared to the prior year quarter. This decrease was primarily due to (i) lower employee compensation and related benefits of $1.9 million and (ii) lower advertising and marketing costs of $1.2 million.
For the three months ended June 30, 2026, operating income of $8.3 million decreased $25.0 million and adjusted operating income of $11.0 million decreased $25.5 million, both as compared to the prior year quarter, primarily due to the decrease in revenues and higher direct operating expenses, partially offset by lower selling, general and administrative expenses.

About Sphere Entertainment Co.
Sphere Entertainment Co. is a leader in immersive experiences, technology and media. The Company includes Sphere, an experiential medium powered by advanced technologies. The first Sphere opened in Las Vegas, with plans also announced for Sphere venues in Abu Dhabi and National Harbor. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.
Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in other income (expense), net, which is not reflected in operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076
Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 833-461-5787 / Conference ID Number 777582186
Webcast replay available at investor.sphereentertainmentco.com

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues	$313,639	$282,677	$700,051	$563,251
Operating expenses:
Direct operating expenses	151,063	131,318	320,710	289,641
Selling, general, and administrative expenses	139,207	113,023	260,910	227,292
Depreciation and amortization	84,308	83,907	168,675	168,136
Impairment and other losses, net	—	3,641	79	4,162
Restructuring charges	323	947	3,737	2,788
Operating loss	(61,262)	(50,159)	(54,060)	(128,768)
Other income (expense):
Gain (loss) on extinguishment of debt	—	346,092	(2,071)	346,092
Interest income	4,786	4,084	8,737	7,962
Interest expense	(8,273)	(25,862)	(16,312)	(52,068)
Other expense, net	(504)	(400)	(1,928)	(1,740)
(Loss) income from continuing operations before income taxes	(65,253)	273,755	(65,634)	171,478
Income tax benefit (expense)	26,926	(121,939)	31,767	(101,616)
Net (loss) income	(38,327)	151,816	(33,867)	69,862
Less: Net income attributable to participating securities	461	—	6,514	—
Net (loss) income attributable to Sphere Entertainment Co.’s stockholders	$(38,788)	$151,816	$(40,381)	$69,862

Basic (loss) income per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.07)	$4.18	$(1.12)	$1.93
Diluted (loss) income per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.07)	$3.39	$(1.12)	$1.56

Weighted-average number of common shares outstanding:
Basic	36,150	36,283	36,015	36,196
Diluted	36,150	44,848	36,015	44,865

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Operating loss	$(61,262)	$(50,159)	$(54,060)	$(128,768)
Share-based compensation	17,722	18,850	31,632	40,445
Depreciation and amortization	84,308	83,907	168,675	168,136
Restructuring charges	323	947	3,737	2,788
Impairment and other losses, net	—	3,641	79	4,162
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	8,206	2,482	8,293	7,273
Amortization for capitalized cloud computing arrangement costs	1,399	1,579	2,316	3,158
Remeasurement of deferred compensation plan liabilities	228	219	228	240
Adjusted operating income	$50,924	$61,466	$160,900	$97,434

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended June 30, 2026
	Sphere	MSG Networks	Total
Revenues	$226,353	$87,286	$313,639
Operating expenses:
Direct operating expenses	87,730	63,333	151,063
Selling, general and administrative expenses	125,590	13,617	139,207
Depreciation and amortization	82,286	2,022	84,308
Restructuring charges	323	—	323
Operating (loss) income	$(69,576)	$8,314	$(61,262)
Reconciliation to adjusted operating income:
Share-based compensation	17,043	679	17,722
Depreciation and amortization	82,286	2,022	84,308
Restructuring charges	323	—	323
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	8,206	—	8,206
Amortization for capitalized cloud computing arrangement costs	1,399	—	1,399
Remeasurement of deferred compensation plan liabilities	228	—	228
Adjusted operating income	$39,909	$11,015	$50,924

	Three Months Ended June 30, 2025
	Sphere	MSG Networks	Total
Revenues	$175,587	$107,090	$282,677
Operating expenses:
Direct operating expenses	76,351	54,967	131,318
Selling, general and administrative expenses	96,389	16,634	113,023
Depreciation and amortization	81,707	2,200	83,907
Impairment and other losses, net	3,641	—	3,641
Restructuring charges	947	—	947
Operating (loss) income	$(83,448)	$33,289	$(50,159)
Reconciliation to adjusted operating income:
Share-based compensation	17,953	897	18,850
Depreciation and amortization	81,707	2,200	83,907
Restructuring charges	947	—	947
Impairment and other losses, net	3,641	—	3,641
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	2,351	131	2,482
Amortization for capitalized cloud computing arrangement costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	219	—	219
Adjusted operating income	$24,949	$36,517	$61,466

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Six Months Ended June 30, 2026
	Sphere	MSG Networks	Total
Revenues	$492,318	$207,733	$700,051
Operating expenses:
Direct operating expenses	186,956	133,754	320,710
Selling, general and administrative expenses	232,186	28,724	260,910
Depreciation and amortization	164,560	4,115	168,675
Impairment and other losses, net	79	—	79
Restructuring charges	2,996	741	3,737
Operating (loss) income	$(94,459)	$40,399	$(54,060)
Reconciliation to adjusted operating income:
Share-based compensation	30,186	1,446	31,632
Depreciation and amortization	164,560	4,115	168,675
Restructuring charges	2,996	741	3,737
Impairment and other losses, net	79	—	79
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	8,293	—	8,293
Amortization for capitalized cloud computing arrangement costs	2,316	—	2,316
Remeasurement of deferred compensation plan liabilities	228	—	228
Adjusted operating income	$114,199	$46,701	$160,900

	Six Months Ended June 30, 2025
	Sphere	MSG Networks	Total
Revenues	$333,132	$230,119	$563,251
Operating expenses:
Direct operating expenses	146,887	142,754	289,641
Selling, general and administrative expenses	192,793	34,499	227,292
Depreciation and amortization	163,712	4,424	168,136
Impairment and other losses, net	4,162	—	4,162
Restructuring charges	2,788	—	2,788
Operating (loss) income	$(177,210)	$48,442	$(128,768)
Reconciliation to adjusted operating income:
Share-based compensation	37,907	2,538	40,445
Depreciation and amortization	163,712	4,424	168,136
Restructuring charges	2,788	—	2,788
Impairment and other losses, net	4,162	—	4,162
Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries	3,339	3,934	7,273
Amortization for capitalized cloud computing arrangement costs	3,158	—	3,158
Remeasurement of deferred compensation plan liabilities	240	—	240
Adjusted operating income	$38,096	$59,338	$97,434

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of
	June 30,	December 31,
	2026	2025
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$552,019	$521,264
Accounts receivable, net	152,316	171,630
Related party receivables, current	12,802	24,457
Prepaid expenses and other current assets	66,906	92,824
Total current assets	784,043	810,175
Non-Current Assets:
Investments	37,309	38,725
Property and equipment, net	2,550,078	2,710,643
Right-of-use lease assets	96,500	91,372
Goodwill	344,772	344,772
Intangible assets, net	18,506	21,817
Other non-current assets	204,760	192,404
Total assets	$4,035,968	$4,209,908
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$13,880	$24,593
Accrued expenses and other current liabilities	391,507	431,477
Related party payables, current	4,234	14,301
Current portion of long-term debt, net	58,263	63,009
Operating lease liabilities, current	14,085	17,186
Deferred revenue	158,443	192,808
Total current liabilities	640,412	743,374
Non-Current Liabilities:
Long-term debt, net	722,142	767,439
Operating lease liabilities, non-current	118,816	113,824
Deferred tax liabilities, net	135,198	172,111
Other non-current liabilities	191,542	179,921
Total liabilities	1,808,110	1,976,669
Commitments and contingencies
Equity:
Class A Common Stock (a)	301	297
Class B Common Stock (b)	69	69
Additional paid-in capital	2,499,315	2,470,120
Treasury stock, at cost, 1,054 shares as of June 30, 2026 and December 31, 2025, respectively	(50,024)	(50,024)
Accumulated deficit	(220,308)	(186,441)
Accumulated other comprehensive loss	(1,495)	(782)
Total stockholders’ equity	2,227,858	2,233,239
Total liabilities and equity	$4,035,968	$4,209,908
_________________
(a)    Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 29,046 and 28,629 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively.
(b)    Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of June 30, 2026 and December 31, 2025.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Net cash provided by (used in) operating activities	$102,583	$(52,711)
Net cash (used in) provided by investing activities	(19,627)	16,441
Net cash used in financing activities	(52,128)	(111,059)
Effect of exchange rates on cash, cash equivalents and restricted cash	(73)	623
Net increase (decrease) in cash, cash equivalents, and restricted cash	30,755	(146,706)
Cash, cash equivalents, and restricted cash at beginning of period	521,264	515,633
Cash, cash equivalents, and restricted cash at end of period	$552,019	$368,927